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This filing is made
pursuant to Rule 424(b)(5)
under the Securities Act
of 1933 in connection
with Registration No. 333-115768

PROSPECTUS SUPPLEMENT
(To Prospectus dated June 1, 2004)

3,072,379 Shares

Common Stock

This is an offering of 3,072,379 shares of common stock of dj Orthopedics, Inc. by the selling stockholders named in this prospectus supplement. We will not receive any proceeds from the sale of the shares by the selling stockholders offered by this prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol "DJO." On June 2, 2004, the last reported sale price of our common stock on the New York Stock Exchange was $23.66 per share.

Investing in our common stock involves risks. See "Risk Factors" beginning on page 2 of the Prospectus.

	Per Share	Total
Public offering price	$23.30	$71,586,431
Underwriting discounts and commissions	$0.23	$706,647
Proceeds to selling stockholders	$23.07	$70,879,784

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers expects to deliver the shares on or about June 8, 2004.

LEHMAN BROTHERS

June 2, 2004

TABLE OF CONTENTS

Prospectus Supplement

Page
Selling Stockholders	S-1
Underwriting	S-2
Legal Matters	S-4

Prospectus

About This Prospectus Supplement

        You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized anyone to provide you with information that is different. This prospectus supplement is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful. You should not assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus supplement or of any such shares of our common stock.

        This document is in two parts. The first part is this prospectus supplement, which adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of common stock. This prospectus supplement adds, updates and changes information contained in the accompanying prospectus and the information incorporated by reference. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement shall control.

        Unless the context requires otherwise, in this prospectus supplement the terms "we," "us" and "our" refer to dj Orthopedics, Inc., dj Orthopedics, LLC, a wholly-owned subsidiary of dj Orthopedics, Inc., and our other wholly-owned and indirect subsidiaries.

i

SELLING STOCKHOLDERS

        The following table sets forth information about the selling stockholders' beneficial ownership of our common stock as of May 17, 2004 (such information has been provided by the selling stockholders) and after the sale of the common stock offered by each selling stockholder, assuming all such shares are sold. The percentage of outstanding shares beneficially owned is based on 21,691,390 shares of common stock outstanding as of May 17, 2004. The numbers presented under "Shares Beneficially Owned After the Offering" assume that all of the shares offered by the selling stockholders are sold and that the selling stockholders acquire no additional shares of our common stock before the completion of this offering. We will pay all expenses incurred with respect to the registration and sale of the shares of common stock owned by the selling stockholders, other than underwriting fees, discounts or commissions, which will be borne by the selling stockholders.

	Shares Beneficially Owned Prior to the Offering		Shares Being Sold in the Offering	Shares Owned After the Offering
Name
	Number	Percentage	Number	Number	Percentage
J.P. Morgan DJ Partners, LLC(1)(2)	2,993,880	13.8%	2,993,880	—	—
J.P. Morgan Partners (23A SBIC), L.P.(2)(3)	3,072,379	14.2%	78,499	—	—

			3,072,379

(1)
J.P. Morgan Partners (23A SBIC), L.P. (formerly J.P. Morgan Partners (23A SBIC), LLC), or JPMP (23A SBIC), owns approximately 86.9%, Wachovia Capital Partners, LLC and certain of its affiliates own approximately 9.6%, affiliates of Trust Company of the West own approximately 3.1% and Orsatti and Partners, LLC (formerly J.P. Morgan Fairfield Partners, LLC) owns approximately 0.4% of the membership interests in J.P. Morgan DJ Partners, LLC, or JPMDJ Partners. The managing member of JPMDJ Partners is JPMP (23A SBIC).

(2)
This selling stockholder is an affiliate of a broker-dealer and purchased the shares being registered for resale in the ordinary course of business. At the time of the purchase of such shares, this selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(3)
Includes 78,499 shares owned directly by JPMP (23A SBIC). The remaining 2,993,880 shares are owned by JPMDJ Partners of which JPMP (23A SBIC) may be deemed the beneficial owner given its status as the managing member of JPMDJ Partners and the owner of approximately 86.9% of JPMDJ Partners' membership interests. The general partner of JPMP (23A SBIC) is J.P. Morgan Partners (23A SBIC Manager), Inc., or JPMP (23A SBIC Manager), a wholly owned subsidiary of J.P. Morgan Chase Bank, or JPM Chase Bank, a wholly-owned subsidiary of J.P. Morgan Chase & Co., or JPM Chase, a publicly traded company. Each of JPMP (23A SBIC Manager), JPM Chase Bank and JPM Chase may be deemed beneficial owners of the shares held by JPMP (23A SBIC), however, each disclaim beneficial ownership except to the extent of its pecuniary interest. Additionally, Jeffrey C. Walker, as President of JPMP (23A SBIC Manager), may be deemed to have beneficial ownership of the shares held by JPMP (23A SBIC) and JPMDJ Partners since pursuant to policies and procedures adopted by JPMP (23A SBIC), Mr. Walker has dispositive power over such shares. However, the foregoing shall not be construed as an admission that Mr. Walker is the beneficial owner of the shares held by JPMP (23A SBIC) and JPMDJ Partners.

        Mitchell J. Blutt, M.D. and Charles T. Orsatti are members of our board of directors. Dr. Blutt is an Executive Advisor to J.P. Morgan Partners, LLC and was an Executive Partner of J.P. Morgan Partners, LLC, or its predecessor, from 1992 through 2003. J.P. Morgan Partners, LLC is the private equity organization within JPM Chase. Mr. Orsatti is the Managing Member of Orsatti & Partners, LLC (formerly, J.P. Morgan Fairfield Partners, LLC), which owns approximately 0.4% of the membership interests in JPMDJ.

UNDERWRITING

        Under the terms of an underwriting agreement, which will be filed as an exhibit to a current report on Form 8-K and incorporated by reference in this prospectus supplement and the accompanying prospectus, Lehman Brothers Inc. has agreed to purchase from the selling stockholders 3,072,379 shares of common stock owned by the selling stockholders.

        The underwriting agreement provides that the underwriter's obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

  •
  the obligation to purchase all shares of common stock offered hereby if any of the shares are purchased;

  •
  the representations and warranties made by us and the selling stockholders to the underwriter are true and correct;

  •
  there is no material change in the financial markets; and

  •
  we and the selling stockholders deliver customary closing documents to the underwriter.

Commissions and Expenses

        The underwriter has advised us that the underwriter proposes to offer the shares of common stock directly to the public at the public price set forth on the cover page of this prospectus supplement, and to selected dealers, at such public offering price less a selling concession not in excess of $0.10 per share. After the offering, the underwriter may change the offering price and other selling terms.

        The following table summarizes the underwriting discounts and commissions the selling stockholders will pay to the underwriter. The underwriting discounts and commissions are equal to the public offering price per share less the amount per share the underwriters respectively pay the selling stockholders per share.

	Per Share	Total
Paid by selling stockholders	$0.23	$706,647

        We estimate that the total expenses of the offering, including registration and filing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $275,000. We have agreed to pay expenses incurred by the selling stockholders in connection with the offering, other than the underwriting discounts and commissions.

Lock-Up Agreement

        We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Lehman Brothers Inc. for a period of 90 days after the date of this prospectus supplement, except issuances pursuant to the exercise of options outstanding on the date hereof, grants of employee stock options pursuant to the terms of a plan in effect on the date hereof, issuances pursuant to the exercise of such options, the filing of registration statements on Form S-8 and amendments thereto in connection with those stock options or our employee stock purchase plan in existence on the date hereof.

Indemnification

        We and the selling stockholders have agreed to indemnify the underwriter against liabilities relating to the offering, including liabilities under the Securities Act and to contribute to payments that the underwriter may be required to make for these liabilities.

Stabilization and Covering Transactions

        In connection with this offering, the underwriter may engage in stabilizing transactions and covering transactions, or purchases for the purpose of pegging, fixing or maintaining the price of the shares, in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

        In connection with this offering, the underwriter may engage in passive market making transactions in the common stock on the New York Stock Exchange in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934 during the period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker's bid, that bid must then be lowered when specified purchase limits are exceeded.

        These stabilizing transactions and covering transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

        Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Stamp Taxes

        Purchasers of the shares of common stock offered by this prospectus supplement may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering per share price. Accordingly, we urge you to consult a tax advisor with respect to whether you may be required to pay those taxes or charges, as well as any other tax consequences that may arise under the laws of the country of purchase.

Electronic Distribution

        A prospectus supplement accompanied by a prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriter or by their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations.

        Other than the prospectus supplement and accompanying prospectus in electronic format, the information on the underwriter's website and any information contained in any other website maintained by the underwriter is not part of the prospectus supplement, the accompanying prospectus or the registration statement of which the prospectus forms a part, has not been approved and/or endorsed by us or the underwriter and should not be relied upon by investors.

Relationships

        The underwriter and some of its affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

        The selling stockholders, JPMDJ Partners and JPMP (23A SBIC), are affiliated with the following members of the National Association of Securities Dealers: J.P. Morgan Securities Inc.; J.P. Morgan Invest, LLC; Chase Investment Services Corp.; and J.P. Morgan Institutional Investors, Inc. None of these NASD members is participating in a distribution of securities under this prospectus supplement.

LEGAL MATTERS

        The validity of the common stock offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Latham & Watkins LLP, San Diego, California. Clifford Chance US LLP, New York, New York, is counsel for the underwriter in connection with this offering.

PROSPECTUS

3,197,379 Shares

dj Orthopedics, Inc.

Common Stock

This prospectus relates to up to 3,197,379 shares of our common stock, par value $0.01 per share, which may be offered for sale from time to time by the selling stockholders named in this prospectus. In any prospectus supplement relating to any sales by the selling stockholders, we will identify each selling stockholder that is selling shares of our common stock and the number of shares that such selling stockholder will be selling under that prospectus supplement. The shares of common stock may be sold at fixed prices, prevailing market prices at the times of sale, prices related to the prevailing market prices, varying prices determined at the times of sale or negotiated prices. The shares of common stock offered by this prospectus and any prospectus supplement may be offered directly to investors or to or through underwriters, dealers or other agents. If underwriters or dealers are involved in the sale of any securities offered by this prospectus and any prospectus supplement, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol "DJO." On May 20, 2004, the last reported sale price of our common stock on the New York Stock Exchange was $24.50 per share.

We will not receive any proceeds from the sale by the selling stockholders of the common stock offered by this prospectus. We will pay all expenses incurred in connection with the registration of the common stock. Each selling stockholder will pay any underwriting discounts and commissions with respect to shares of common stock sold by it.

Investing in our common stock involves risks. See "Risk Factors" on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 1, 2004

        Unless the context requires otherwise, in this prospectus the terms "we," "us" and "our" refer to dj Orthopedics, Inc., dj Orthopedics, LLC, a wholly-owned subsidiary of dj Orthopedics, Inc., and our other wholly-owned and indirect subsidiaries. In November 2003, we acquired the bone growth stimulation device business of OrthoLogic Corp. We refer to this business as Regentek and the acquisition as the Regentek acquisition.

        This prospectus includes market share and industry data and forecasts that we obtained from industry publications and surveys, primarily by Frost & Sullivan, and internal company surveys. Frost & Sullivan was commissioned by us to provide certain industry and market data. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. While we are not aware of any misstatements regarding the industry and market data presented herein, such data involve risks and uncertainties and are subject to change based on various factors.

ABOUT THIS PROSPECTUS

        This prospectus is part of a resale registration statement that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. The selling security holders may offer and sell, from time to time, an aggregate of up to 3,197,379 shares of our common stock under this prospectus. In some cases, the selling stockholders will also be required to provide a prospectus supplement containing specific information about the selling stockholders and the terms on which they are offering and selling our common stock. We may also add, update or change in a prospectus supplement any information contained in this prospectus or in documents we have incorporated by reference into this prospectus.

RISK FACTORS

        Before you decide whether to purchase any of our securities offered by this prospectus, in addition to the other information in this prospectus, you should carefully consider the risk factors set forth under the heading "Risk Factors" in the section entitled "Business" in our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus, as the same may be updated from time to time by our future filings under the Securities Exchange Act of 1934, as amended. For more information, see the section entitled "Where You Can Find More Information."

FORWARD-LOOKING STATEMENTS

        This prospectus, including the documents that we incorporate by reference herein, contain, in addition to historical information, statements by us with respect to our expectations regarding financial results and other aspects of our business that involve risks and uncertainties and may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These statements reflect our current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including, in particular, risks and uncertainties associated with the Regentek acquisition, the growth of the bone growth stimulation market, our high level of indebtedness and other material risks discussed under the heading "Risk Factors" in our most recent Annual Report on Form 10-K and in other documents we may file with the Securities and Exchange Commission and which are incorporated by reference herein. You may obtain copies of these documents as described under "Where You Can Find More Information."

        We assume no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required under federal securities laws. Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus or, in the case of any document incorporated by reference herein, the date of such document.

        Investors also should understand that it is not possible to predict or identify all factors and should not consider the risks set forth above to be a complete statement of all potential risks and uncertainties. If the expectations or assumptions underlying our forward-looking statements prove inaccurate or if risks or uncertainties arise, actual results could differ materially from those predicted in any forward-looking statement.

        You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful. You should not assume that the information we have included in this prospectus is accurate as of any date other than the date of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus or of any such shares of our common stock.

THE COMPANY

        We are a global medical device company specializing in rehabilitation and regeneration products for the non-operative orthopedic and spine markets. We have a leading market share in the estimated $1.6 billion segment of the non-operative orthopedic and spine markets that we target. From 2002 to 2003, our pro forma combined revenues grew 8.5% to $240.4 million.

        Our broad range of over 600 rehabilitation products, including rigid knee braces, soft goods and pain management products, are used to prevent injury, to treat chronic conditions and to aid in recovery after surgery or injury. Our regeneration products consist of bone growth stimulation devices that are used to treat nonunion fractures and as an adjunct therapy after spinal fusion surgery.

        We sell our products in the United States and in more than 30 other countries through networks of agents, distributors and our direct sales force that market our products to orthopedic and spine surgeons, podiatrists, orthopedic and prosthetic centers, third-party distributors, hospitals, surgery centers, physical therapists, athletic trainers and other healthcare professionals. We believe that we have one of the largest distribution networks for non-operative orthopedic products. We believe that this distribution network, along with our recognized brand name, reputation for quality and innovation, and our strong relationships with orthopedic professionals have contributed to our leading market position.

        In November 2003, we acquired the bone growth stimulation device business of OrthoLogic, which we now operate as our Regentek division, for approximately $93.0 million in cash. We financed the purchase with cash on hand of $12.1 million and a portion of the proceeds of a $100.0 million term loan pursuant to a new credit agreement. Proceeds from the term loan were also used to repay our existing bank debt amounting to approximately $15.5 million. The new credit agreement also provides us with available borrowings under a $30.0 million revolving credit facility.

        We were incorporated in Delaware in August 2001. We are the successor to DonJoy, Inc., a business started in 1978 in Carlsbad, California. In 1987, DonJoy was acquired by Smith & Nephew, Inc. and on June 30, 1999, DonJoy consummated a recapitalization pursuant to which J.P. Morgan DJ Partners, LLC obtained a controlling interest in DonJoy from Smith & Nephew. Concurrently with the completion of our initial public offering on November 20, 2001, DonJoy merged with us through a series of transactions. Our headquarters are located at 2985 Scott Street, Vista, California 92081. Our telephone number is (800) 336-5690. Our website address is www.djortho.com. The information contained or incorporated in our website is not a part of this prospectus.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

PRICE RANGE OF COMMON STOCK

        Our common stock is listed on the New York Stock Exchange under the symbol DJO. The following table sets forth, for the calendar quarters indicated, the high and low sales prices per share of our common stock as reported on the New York Stock Exchange:

	High	Low
Year ended December 31, 2002:
First Quarter	$13.67	$6.00
Second Quarter	9.54	7.60
Third Quarter	8.20	2.70
Fourth Quarter	4.49	3.30
Year ended December 31, 2003:
First Quarter	$4.22	$3.50
Second Quarter	11.40	3.87
Third Quarter	14.15	10.23
Fourth Quarter	29.30	13.54
Year ended December 31, 2004:
First Quarter	$27.25	$17.35
Second Quarter (through May 20, 2004)	27.60	21.85

        On May 20, 2004, the last reported sale price of our common stock on the New York Stock Exchange was $24.50 per share. As of May 17, 2004, there were approximately 11 stockholders of record of our common stock.

DIVIDEND POLICY

        We have not declared or paid any cash dividends since our inception. We currently intend to retain our future earnings, if any, to finance the further expansion and continued growth of our business. In addition, our ability to pay cash dividends on our common stock is currently restricted under the terms of our credit agreement. The indenture relating to the senior subordinated notes also restricts the payment of dividends by us. Future dividends, if any, will be determined by our board of directors.

DESCRIPTION OF CAPITAL STOCK

        This prospectus describes the general terms of our capital stock. For a more detailed description of these securities, you should read the applicable provisions of Delaware law and our certificate of incorporation, as amended, and bylaws.

        Under our certificate of incorporation, the total number of shares of all classes of stock that we have authority to issue is 40,000,000, consisting of 1,000,000 shares of preferred stock, par value $0.01 per share, and 39,000,000 shares of common stock, par value $0.01 per share.

Common Stock

        As of May 17, 2004, we had 21,691,390 shares of our common stock outstanding held of record by approximately 11 stockholders.

        The holders of our common stock are entitled to any dividends that our board of directors may declare from time to time from funds legally available for that purpose, subject to the preferential rights of the holders of our preferred stock, if any, that we may issue in the future. The holders of our common stock are entitled to one vote per share on any matter to be voted upon by stockholders. Our certificate of incorporation does not provide for cumulative voting in connection with the election of directors, and, accordingly, holders of more than 50% of the shares voting will be able to elect all of the directors. No holder of our common stock has any preemptive right to subscribe for any shares of capital stock issued in the future.

        Upon any voluntary or involuntary liquidation, dissolution, or winding up of our affairs, the holders of our common stock are entitled to share ratably in all assets remaining after payment to creditors and subject to prior distribution rights of any shares of preferred stock that we may issue in the future. All the outstanding shares of our common stock are, and the shares offered by this prospectus, when issued and paid for, will be, validly issued, fully paid and nonassessable.

Preferred Stock

        As of May 17, 2004, no shares of our preferred stock were outstanding. Under our certificate of incorporation, our board of directors, without further action by our stockholders, is authorized to issue shares of preferred stock in one or more classes or series. The board may fix the rights, preferences and privileges of the preferred stock, along with any limitations or restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each class or series of preferred stock. The preferred stock could have voting or conversion rights that could adversely affect the voting power or other rights of holders of our common stock. The issuance of preferred stock could also have the effect, in some circumstances, of delaying, deferring or preventing a change of control of our company.

Section 203 of the Delaware General Corporation Law

        We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless the business combination is approved in a prescribed manner. A "business combination" under the statute includes specified types of mergers, asset sales and other transactions resulting in a financial benefit to the "interested stockholder." Subject to exceptions, an "interested stockholder" under the statute is a person who, together with affiliates and associates, owns, or within the past three years did own, 15% of the corporation's voting stock.

Anti-Takeover Provisions of Our Charter and Bylaws

        Some of the provisions of our certificate of incorporation and bylaws could have anti-takeover effects. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the corporate policies formulated by our board of directors. In addition, these provisions also are intended to ensure that our board of directors will have sufficient time to act in what the board of directors believes to be in the best interests of us and our stockholders. These provisions also are designed to reduce our vulnerability to an unsolicited proposal for our takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of dj Orthopedics, Inc. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, these provisions could delay or frustrate the removal of incumbent directors or the assumption of control of us by the holder of a large block of common stock, and could also discourage or make more difficult a merger, tender offer or proxy contest, even if such event would be favorable to the interests of our stockholders.

Classified Board of Directors

        Our certificate of incorporation provides for a board comprised of three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms, other than directors who may be elected by holders of any preferred stock that we may issue in the future. As a result, approximately one-third of our board of directors will be elected each year. The classified board provision will help us to assure the continuity and stability of our board of directors and our business strategies and policies as determined by our board of directors. The classified board provision could have the effect of discouraging a third party from making an unsolicited tender offer or otherwise attempting to obtain control of us without the approval of our board of directors. In addition, the classified board provision could delay stockholders who do not like the policies of our board of directors from electing a majority of our board of directors for two years.

No Stockholder Action By Written Consent; Special Meetings

        Our certificate of incorporation provides that stockholder action can only be taken at an annual or special meeting of stockholders and prohibits stockholder action by written consent in lieu of a meeting. Our bylaws provide that special meetings of stockholders may be called only by our board of directors or our Chairman, Chief Executive Officer or President. Our stockholders are not permitted to call a special meeting of stockholders or to require that our board of directors call a special meeting.

Advance Stockholder Proposals and Director Nominees

        Our bylaws establish an advance notice procedure for our stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. This stockholder notice procedure provides that only persons who are nominated by, or at the direction of, our board of directors or by a stockholder who has given timely written notice to our Secretary prior to the meeting at which directors are to be elected will be eligible for election as our directors. The stockholder notice procedure also provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, our board of directors or by a stockholder who has given timely written notice of such stockholder's intention to bring such business before the meeting. Under the stockholder notice procedure, if a stockholder desires to submit a proposal or nominate persons for election as directors at an annual meeting, the stockholder must submit written notice not less than 90 days nor more than 120 days prior to the first anniversary of the previous year's annual meeting. In addition, under the stockholder notice procedure, a stockholder's notice proposing to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors must contain specified types of information.

If the chairman of a meeting determines that business was not properly brought before the meeting in accordance with the stockholder notice procedure, that business shall not be discussed or transacted.

Number of Directors; Removal; Filling Vacancies

        Our certificate of incorporation and bylaws provide that our board of directors will consist of not less than three nor more than 15 directors, other than directors elected by holders of any preferred stock that we may issue in the future, with the exact number to be fixed from time to time by resolution adopted by our board of directors. In addition, subject to the rights of the holders of any series of our preferred stock, if any, our certificate of incorporation and bylaws authorize our board of directors to elect additional directors under specified circumstances and fill any vacancies that occur in our board of directors by reason of death, resignation, removal or otherwise. A director so elected by our board of directors to fill a vacancy or a newly created directorship will hold office until the next election of the class for which the director has been chosen and until his successor is elected and qualified. Subject to the rights of the holders of any series of our preferred stock, if any, our certificate of incorporation and bylaws also provide that, subject to the right of holders of preferred stock to elect additional directors under specified circumstances, directors may be removed only for cause and only by the affirmative vote of holders of 66 2/3% of the voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. The effect of these provisions preclude a stockholder from removing incumbent directors without cause and simultaneously gaining control of our board of directors by filling the vacancies created by that removal with its own nominees.

Certificate of Incorporation

        The provisions of our certificate of incorporation that would have anti-takeover effects as described above are subject to amendment, alteration or repeal by the affirmative vote of the holders of not less than two-thirds (66 2/3%) of the outstanding shares of voting securities. This requirement makes it more difficult for stockholders to make changes to the provisions in our certificate of incorporation which could have anti-takeover effects by allowing the holders of a minority of the voting securities to prevent the holders of a majority of voting securities from amending these provisions of our certificate of incorporation.

Restated Bylaws

        Our certificate of incorporation provides that our bylaws are subject to adoption, amendment, alteration or repeal either by our board of directors without the assent or vote of our stockholders, or by the affirmative vote of the holders of not less than two-thirds (66 2/3%) of the outstanding shares of voting securities. This provision makes it more difficult for stockholders to make changes in our bylaws by allowing the holders of a minority of the voting securities to prevent the holders of a majority of voting securities from amending our bylaws.

Limitations on Liability and Indemnification of Officers and Directors

        Our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except, as provided under Delaware law, for liability:

  •
  for any breach of the director's duty of loyalty to us or to our stockholders;

  •
  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

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  under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

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  for any transaction from which the director derived an improper personal benefit.

        These provisions are permitted under Delaware law.

        We have obtained directors' and officers' insurance for our directors, officers and some employees for specified liabilities.

        The limitation of liability and indemnification provisions in our certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though an action of this kind, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. However, we believe that these indemnification provisions are necessary to attract and retain qualified directors and officers.

Transfer Agent and Registrar

        The Transfer Agent and Registrar for our common stock is Mellon Investor Services, LLC.

SELLING STOCKHOLDERS

        The following table sets forth information about the selling stockholders' beneficial ownership of our common stock as of May 17, 2004 (such information has been provided by the selling stockholders) and after the sale of the common stock offered by each selling stockholder, assuming all such shares are sold. The percentage of outstanding shares beneficially owned is based on 21,691,390 shares of common stock outstanding as of May 17, 2004. The numbers presented under "Shares Beneficially Owned After the Offering" assume that all of the shares offered by the selling stockholders are sold and that the selling stockholders acquire no additional shares of our common stock before the completion of this offering. We will pay all expenses incurred with respect to the registration and sale of the shares of common stock owned by the selling stockholders, other than underwriting fees, discounts or commissions, which will be borne by the selling stockholders.

	Shares Beneficially Owned Prior to the Offering		Shares Being Sold in the Offering	Shares Beneficially Owned After the Offering
Name
	Number	Percentage	Number	Number	Percentage
J.P. Morgan DJ Partners, LLC(1)(2)	2,993,880	13.8%	2,993,880	—	—
J.P. Morgan Partners (23A SBIC), L.P.(2)(3)	3,072,379	14.2	78,499	—	—
Leslie H. Cross(4)	434,278	2.0	125,000	309,278	1.4%

			3,197,379

(1)
J.P. Morgan Partners (23A SBIC), L.P. (formerly J.P. Morgan Partners (23A SBIC), LLC), or JPMP (23A SBIC), owns approximately 86.9%, Wachovia Capital Partners, LLC and certain of its affiliates own approximately 9.6%, affiliates of Trust Company of the West own approximately 3.1% and Orsatti and Partners, LLC (formerly J.P. Morgan Fairfield Partners, LLC) owns approximately 0.4% of the membership interests in J.P. Morgan DJ Partners, LLC, or JPMDJ Partners. The managing member of JPMDJ Partners is JPMP (23A SBIC).

(2)
This selling stockholder is an affiliate of a broker-dealer and purchased the shares being registered for resale in the ordinary course of business. At the time of the purchase of such shares, this selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(3)
Includes 78,499 shares owned directly by JPMP (23A SBIC). The remaining 2,993,880 shares are owned by JPMDJ Partners of which JPMP (23A SBIC) may be deemed the beneficial owner given its status as the managing member of JPMDJ Partners and the owner of approximately 86.9% of JPMDJ Partners' membership interests. The general partner of JPMP (23A SBIC) is J.P. Morgan Partners (23A SBIC Manager), Inc., or JPMP (23A SBIC Manager), a wholly-owned subsidiary of J.P. Morgan Chase Bank, or JPM Chase Bank, a wholly-owned subsidiary of J.P. Morgan Chase & Co., or JPM Chase, a publicly traded company. Each of JPMP (23A SBIC Manager), JPM Chase Bank and JPM Chase may be deemed beneficial owners of the shares held by JPMP (23A SBIC), however, each disclaim beneficial ownership except to the extent of its pecuniary interest. Additionally, Jeffrey C. Walker, as President of JPMP (23A SBIC Manager), may be deemed to have beneficial ownership of the shares held by JPMP (23A SBIC) and JPMDJ Partners since pursuant to policies and procedures adopted by JPMP (23A SBIC), Mr. Walker has dispositive power over such shares. However, the foregoing shall not be construed as an admission that Mr. Walker is the beneficial owner of the shares held by JPMP (23A SBIC) and JPMDJ Partners.

(4)
Includes shares held by the Cross Family Trust. Also includes 214,010 shares issuable upon the exercise of options exercisable within 60 days of May 17, 2004.

        Mitchell J. Blutt, M.D. and Charles T. Orsatti are members of our board of directors. Dr. Blutt is an Executive Advisor to J.P. Morgan Partners, LLC and was an Executive Partner of J.P. Morgan

Partners, LLC, or its predecessor, from 1992 through 2003. J.P. Morgan Partners, LLC is the private equity organization within JPM Chase. Mr. Orsatti is the Managing Member of Orsatti & Partners, LLC (formerly, J.P. Morgan Fairfield Partners, LLC), which owns approximately 0.4% of the membership interests in JPMDJ Partners.

        Mr. Cross is our President and Chief Executive Officer and is a member of our board of directors.

Other Arrangements

        We entered into a registration rights agreement in November 2001 with certain of our stockholders, including the selling stockholders. Under the registration rights agreement, JPMDJ Partners may demand that we file a registration statement under the Securities Act covering some or all of its registrable shares, as defined in the registration rights agreement. In addition, if we propose to register any of our equity securities under the Securities Act, other than pursuant to certain excluded registration statements, the stockholders party to the agreement, including the selling stockholders, may require that we include all or a portion of their registrable securities in the registration and in any related underwriting. In an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of registrable securities included in the offering. In general, we will bear all fees, costs and expenses of registrations under the registration rights agreement, other than underwriting discounts and commissions.

        We previously entered into an arrangement with J.P. Morgan Fairfield Partners, LLC, an entity controlled by Mr. Orsatti, under which we were obligated to pay an annual fee of $250,000 for ongoing financial advisory services. We made three payments of $250,000 under this arrangement, which terminated in July 2002.

        JPM Chase Bank, an affiliate of JMPDJ Partners and JPMP (23A SBIC), was the syndication agent and was a lender under our bank credit facility that was repaid in November 2003. JPM Chase Bank received its pro rata portion of the amount used to repay borrowings under the bank credit facility. In addition, J.P. Morgan Securities Inc., an affiliate of JMPDJ Partners and JPMP (23A SBIC), was an underwriter in our initial public offering and the public offering of our common stock consummated in February 2004 and received underwriting discounts and commissions in cash in connection therewith.

        Chase Securities Inc. (the predecessor of J.P. Morgan Securities Inc.), an affiliate of JMPDJ Partners and JPMP (23A SBIC), acted as the initial purchaser of the 12 5/8% senior subordinated notes due 2009 issued by our subsidiaries dj Orthopedics, LLC and DJ Orthopedics Capital Corporation. As of March 27, 2004, $75.0 million in principal amount of these notes were outstanding. J.P. Morgan Securities Inc. also serves as a market maker with respect to these notes. On May 14, 2004, the holders of these notes were notified that we will exercise our option to redeem all outstanding senior subordinated notes on June 15, 2004.

        We have received full recourse promissory notes from Leslie H. Cross, our President and Chief Executive Officer, as partial consideration for his purchase of common units of DonJoy, L.L.C., our predecessor, in June 1999, June 2000, July 2000 and June 2001. The initial principal amount of the notes issued by Mr. Cross in connection with his purchase of common units of DonJoy, totaled $1,363,864. Each of the notes matures on the seventh anniversary of its issue date and bears interest at the rate of 5.30% per annum in the case of the note issued in 1999, 6.62% per annum in the case of the notes issued in 2000 and 5.25% per annum in the case of the note issued in 2001. Each note permits Mr. Cross to increase the principal amount due under the note by the amount of a scheduled interest payment, or the PIK Option. If Mr. Cross elects the PIK Option, the principal amount of the note is increased by the amount of the scheduled interest payment and interest accrues on the principal amount of the note as so increased. The notes of Mr. Cross are secured by all of our common stock acquired by him in the transactions described above. At May 17, 2004, the aggregate unpaid principal and accrued interest on the notes from Mr. Cross was $1,738,503. Mr. Cross has advised us he intends to repay the loans described above with his net proceeds from this offering.

PLAN OF DISTRIBUTION

        The selling stockholders and their successors, which term includes their transferees, pledgees or donees or their successors, may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, or through a combination of any of the foregoing, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers. The name of any such underwriter, broker-dealer or agent involved in the offer and sale of securities, the amounts underwritten and the nature of its obligations to take the securities will be named, in the event a prospectus supplement is required, in the applicable prospectus supplement. In addition, the selling stockholders may sell shares that qualify for sale pursuant to Rule 144 under the Securities Act pursuant to that rule. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

        Sales of common stock may involve:

  •
  sales to underwriters who will acquire shares of common stock for their own account and resell them in one or more transactions at fixed prices or at varying prices determined at time of sale;

  •
  block transactions in which the broker or dealer so engaged may sell shares as agent or principal;

  •
  purchases by a broker or dealer as principal who resells the shares for its account;

  •
  an exchange distribution in accordance with the rules of any such exchange;

  •
  ordinary brokerage transactions and transactions in which a broker solicits purchasers; and

  •
  privately negotiated sales, which may include sales directly to institutions.

        The common stock may be sold in one or more transactions at:

  •
  fixed prices;

  •
  prevailing market prices at the times of sale;

  •
  prices related to the prevailing market prices;

  •
  varying prices determined at the times of sale; or

  •
  negotiated prices.

        These sales may be effected in transactions:

  •
  on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including the New York Stock Exchange;

  •
  in the over-the-counter market;

  •
  otherwise than on such exchanges or services or in the over-the-counter market;

  •
  through the writing of options, whether the options are listed on an options exchange or otherwise; or

  •
  through the settlement of short sales.

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

        In connection with the sale of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or financial institutions may in turn engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and deliver these securities to close out such short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.

        The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them by this prospectus will be the purchase price thereof less discounts and commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.

        In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

        The selling stockholders and any broker-dealers or agents that participate in the sale of the common stock may be deemed to be "underwriters" within the meaning of Section 2(l1) of the Securities Act. Profits on the sale of the common stock by selling stockholders and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. The NASD has informed us that the maximum compensation a selling stockholder may pay to any member of the National Association of Securities Dealers in connection with any underwritten public offering cannot exceed 8% of the gross proceeds of the offering. Selling stockholders who are deemed to be "underwriters" within the meaning of Section 2(l1) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. To the extent the selling stockholders may be deemed to be "underwriters," they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

        The selling stockholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. The selling stockholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

        A selling stockholder may decide not to sell any of the common stock described in this prospectus. We cannot assure you that any selling stockholder will use this prospectus to sell any or all of the common stock. We have also agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

        With respect to a particular offering of the common stock by a selling stockholder of the securities, to the extent required, a prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared and will set forth the following information:

  •
  the common stock to be offered and sold;

  •
  the names of the selling stockholders;

  •
  the respective purchase prices and public offering prices and other material terms of the offering;

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  the names of any participating agents, broker-dealers or underwriters; and

  •
  any applicable commissions, discounts, concessions and other items constituting, compensation from the selling stockholders.

        Certain of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of their business for which they receive compensation.

        JPMDJ Partners and JPMP (23A SBIC) are affiliated with the following members of the National Association of Securities Dealers: J.P. Morgan Securities Inc.; J.P. Morgan Invest, LLC; Chase Investment Services Corp.; and J.P. Morgan Institutional Investors Inc. In the event that any of these NASD members participate in a distribution of securities under this prospectus, the NASD has informed us that the sale of such securities must be made in accordance with the applicable provisions of NASD Conduct Rule 2720.

LEGAL MATTERS

        The validity of the common stock offered by this prospectus will be passed upon for us by Latham & Watkins LLP, San Diego, California.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

        The consolidated financial statements of OrthoLogic Corp. and subsidiaries as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, incorporated by reference herein from dj Orthopedics, Inc.'s Current Report on Form 8-K, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for goodwill and other intangible assets with indefinite lives as required by Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets) and have been included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Exchange Act and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements and other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also access filed documents at the SEC's web site at www.sec.gov.

        We are incorporating by reference some information about us that we file with the SEC. We are disclosing important information to you by referencing those filed documents. Any information that we reference this way is considered part of this prospectus. The information in this prospectus supersedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus, while information that we file with the SEC after the date of this prospectus that is incorporated by reference will automatically update and supersede this information.

        We incorporate by reference the following documents we have filed, or may file, with the SEC:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the SEC on March 12, 2004;

  •
  our Quarterly Report on Form 10-Q for the quarterly period ended March 27, 2004, filed with the SEC on May 6, 2004;

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  our Current Reports on Form 8-K, filed with the SEC on December 3, 2003, February 19, 2004 and May 14, 2004;

  •
  the description of our common stock contained in the Registration Statement on Form 8-A filed with the SEC on October 29, 2001, including any amendments or reports filed for the purpose of updating the description; and

  •
  all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until this offering is completed.

        You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

dj Orthopedics, Inc.
2985 Scott Street
Vista, California 92081
(800) 336-5690

3,072,379 Shares

Common Stock

PROSPECTUS SUPPLEMENT
June 2, 2004

LEHMAN BROTHERS

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TABLE OF CONTENTS Prospectus Supplement
Prospectus
About This Prospectus Supplement
SELLING STOCKHOLDERS
UNDERWRITING
LEGAL MATTERS
TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
RISK FACTORS
FORWARD-LOOKING STATEMENTS
THE COMPANY
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK
DIVIDEND POLICY
DESCRIPTION OF CAPITAL STOCK
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION